Exhibit 10.54

MASIMO CORPORATION

Amended and Restated 2007 Severance Protection Plan

And Summary Plan Description

Effective December 31, 2008

MASIMO CORPORATION

Amended and Restated 2007 Severance Protection Plan

And Summary Plan Description

-i-

MASIMO CORPORATION

Amended and Restated 2007 Severance Protection Plan

And Summary Plan Description

Masimo Corporation and its subsidiaries (together, the “Company”) recognize that termination or a corporate change in control may adversely affect certain employees. To treat these employees in a fair and compassionate manner, Masimo Corporation has proposed the adoption of this Amended and Restated 2007 Severance Protection Plan (the “Plan”).

This document is the Plan’s plan document and it also serves as its Summary Plan Description (“SPD”). This Plan will control in case of conflict with any other document. The Plan will become effective upon approval by the Company’s Board of Directors (the “Board”). Throughout this Plan, the term “Sponsor” is used when the Company is acting in its non-fiduciary capacity as Plan sponsor and settlor. The term “Administrator” is used when the Company is acting in the limited capacity of interpreting the Plan and determining eligibility for benefits (see Section 9 below for detailed information). References to the Company also refer to its affiliates and any successors to their interests.

1.	Eligibility

The Compensation Committee of the Company’s Board of Directors (the “Committee”), as Administrator of the Plan, shall select the persons who shall be eligible to participate in the Plan. The Committee will provide those persons its selects to participate with a Participation Letter Agreement (the “Participation Agreement”) signed by a duly authorized officer of the Company confirming such person’s eligibility for the Plan. The Participation Agreement shall be in the form attached hereto as Exhibit A or in such other form as the Board or the Committee shall approve. If you execute the Participation Agreement and return it to the Company within 30 days after receiving it:

(a) you will become a “Participant” on the date the Company receives your properly executed Participation Agreement;

(b) you will continue to be a Participant as long as your Participation Agreement remains in effect in accordance with its terms and those of this Plan; and

(c) you will immediately cease to be a Participant if your Participation Agreement expires for any reason before you become vested in the right to collect the benefits described in Sections 2 and 3 below (together “Severance Benefits”).

2.	Basic Severance Benefits

(a)	General

You will become entitled to a basic severance benefit (the “Basic Severance Benefit”) pursuant to this Plan if, while this Plan is in effect and while you are eligible under Section 1 both for Plan participation and for Basic Severance Benefits to the extent and on the terms provided in your Participation Agreement, you (i) incur a Covered Termination (defined below); and (ii) sign a claims release and any other documents required by the Committee pursuant to Section 4 below. The amount of any Basic Severance Benefit that you receive will be determined pursuant to the Participation Agreement that you sign pursuant to Section 1 as a condition to becoming a Plan participant.

You will not be eligible for Basic Severance Benefits if (i) your employment with the Company terminates for any reason other than a Covered Termination (as defined under Section 2(d) of the Plan), (ii) you receive Change in Control Severance Benefits under Section 3 of the Plan, (iii) you receive equal or better severance benefits than provided for by this Plan under some other arrangement between you and the Company, or (iv) you fail to execute all documents required under Section 4.

In addition, each Participant in the Plan shall in consideration for receipt of the Basic Severance Benefit or the Change in Control Severance Benefit (as provided under Section 3 below), acknowledge that he or she will provide to the Company, a six month notice of his or her voluntary intention to resign.

(b)	Payment

If you become entitled to receive a Basic Severance Benefit, the Company will pay you your Basic Severance Benefit in monthly installments over one year consistent with the Company’s payroll practices (less tax and other required withholdings pursuant to Section 7) following the Administrator’s determination that all requirements set forth in Section 2(a) hereof have been satisfied.

(c)	Stock Awards

You will not be entitled to accelerated vesting of any stock awards.

(d)	Definitions

(i) For purposes of this Plan, a “Covered Termination” shall mean either (i) you have resigned from the Company for Good Reason (as defined below), provided that Good Reason shall only apply in the case of a Change in Control or (ii) your employment with the Company is involuntarily terminated by the Company without Cause (as defined below); provided, however, your employment with the Company shall not be considered involuntarily terminated solely because of the liquidation, dissolution, merger, consolidation or reorganization of the Company, or the transfer of all or substantially all of the Company’s assets, provided that the successor (by liquidation, dissolution, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its assets have been transferred (directly or by operation of law) assumes the duties and obligations of the Company under this Plan.

(ii) For purposes of this Plan, “Cause” shall mean (i) the refusal or failure by you to perform your duties with the Company or to comply in all respects with the policies of the Company or any affiliate after notice of a deficiency and failure to cure the same within 3 business days following such notice from the Company, and other than an actual or anticipated failure after the date a notice of termination for a bona fide Good Reason is given by you to the Company, provided in the latter case that circumstances giving rise to Good Reason in fact exist and are not cured by the Company within thirty (30) days following such notice; (ii) your engagement in illegal or unethical conduct which could be injurious to the Company or its affiliates; (iii) your commitment of one or more acts of dishonesty; (iv) your failure to follow a lawful directive from your direct or indirect supervisor; or (v) your indictment of any felony, or to any misdemeanor involving dishonesty or moral turpitude.

(iii) For purposes of this Plan, “Good Reason” shall mean (i) any material reduction by the Company in your base salary, or (ii) the requirement that you change your principal location of work to any location that is more than 40 miles from your location when you sign your Participation Agreement, or (iii) any material change in your responsibilities; provided that none of the foregoing shall establish Good Reason unless you have provided specific written notice to the Company of the circumstance or conduct within 15 days, and the Company has failed to cure the circumstance or conduct within thirty (30) days after the Company’s receipt of such written notice from you. You must separate from service within two years following the initial existence of one or more of the conditions listed above, but such separation shall only occur during the Protected Period (as defined in Section 3(a) below). Good Reason shall only apply in the case of a Change in Control.

(iv) For purposes of this Plan, “Base Amount” shall have the meaning as set forth under Section 280(G)(b)(3) and associated regulations of the Internal Revenue Code of 1986, as amended (the “Code”).

3.	Change in Control Severance Benefit

(a)	General

You will become entitled to a special Change-in-Control severance benefit (“Change in Control Severance Benefit”) pursuant to this Section 3 if, while this Plan is in effect and while you are eligible under Section 1 both for Plan participation and for Change in Control Severance Benefits to the extent and on the terms provided in your Participation Agreement, you incur a Covered Termination (as defined in Section 2(d)(i) above) within the Protected Period (as defined herein) and sign a claims release and any other documents required by the Committee pursuant to Section 4 below. For purposes of this Section 3, the “Protected Period” is the period that begins on the effective date of a Change in Control and ends 36 months after a Change in Control. The amount of any Change in Control Severance Benefit that you receive will be determined pursuant to the Participation Agreement that you sign pursuant to Section 1 as a condition to becoming a Plan participant.

You will not be eligible for Change in Control Severance Benefits if (i) your employment with the Company terminates for any reason other than a Covered Termination during the Protected Period, (ii) you receive Basic Severance Benefits under Section 2 of the Plan, (iii) you receive equal or better severance benefits than provided for by this Plan under some other arrangement between you and the Company, or (iv) you fail to execute all documents required under Section 4.

(b)	Payment

If you become entitled to receive a Change in Control Severance Benefit, the Company will pay you your Change in Control Severance Benefit in a lump sum cash payment (less tax and other required withholdings) within 30 days following the Administrator’s determination that all requirements set forth in Section 3(a) hereof have been satisfied. Under no circumstances will your cash severance payment under this Section 3(b) be payable more than two and one-half months after the end of the calendar year in which your termination date occurs.

(c)	Stock Awards

50% of each of your unvested and outstanding stock options or other equity-based awards will immediately vest upon a Change in Control. The remainder of your unvested and outstanding stock options or other equity-based awards will accelerate to 100% upon your termination without Cause or for Good Reason during the Protected Period in the event of a Change in Control.

(d)	Code Section 280(G) Limitation on Benefits

Unless otherwise provided in a Participation Agreement, the Committee may reduce your Plan benefits to avoid triggering any “excess parachute payments” under Section 280G of the Code.

(e)	Definition of Change in Control

The term “Change in Control” shall mean the occurrence of any of the following events, subject to the Administrator’s absolute discretion to interpret this definition in a manner that conforms with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and associated regulations:

(i) the consummation of a merger, consolidation, statutory share exchange, sale of all or substantially all of the assets of the Company or similar form of corporate transaction (whether in one or a series of related transactions) involving the Company, unless immediately following such transaction more than fifty percent (50%) of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity is owned, directly or indirectly, by persons who were stockholders of the Company immediately prior to the transaction or transactions; or

(ii) approval by the Company’s stockholders of the sale of all or substantially all of the Company’s assets; or

(iii) any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes, without the prior approval of the Company’s Board of Directors, the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation thereto under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company.

4.	Conditions for Receiving Benefits

Unless otherwise provided in a Participation Agreement or determined by the Sponsor in its sole discretion, a Participant must (a) have been employed with the Company for at least three years; and (b) execute all of the following documents (in a form reasonably satisfactory to the Sponsor) in order to collect any Severance Benefits: (i) Non-Disparagement Agreement; (ii) General Release of Claims for Basic Severance Benefits and a Mutual Release of Claims for Change in Control Severance Benefits; (iii) Intellectual Property Nondisclosure Agreement; and (iv) Severance Payment Agreement Restricting Employment with Competitors While The Participant is Receiving Severance Benefits.

5.	Taxes and Other Withholdings

Your Severance Benefits will be subject to withholdings for taxes and any other required payroll deductions. Notwithstanding anything in this Plan to the contrary, if any amounts or benefits payable under this Plan in the event of your termination of employment constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), payment of such amounts and benefits shall commence when you incur a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h), without regard to any of the optional provisions thereunder, from the Company and any entity that would be considered a single employer with the Company under Code Section 414(b) or 414(c) (“Separation from Service”). Such payments or benefits shall be provided in accordance with the timing provisions of Section 3(b) by substituting the Plan’s references to “termination of employment” or “termination” with Separation from Service. Notwithstanding the foregoing, if at the time of your Separation from Service, you are a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), any amount or benefits that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to you on account of your Separation from Service will not be paid until after the earlier of (i) the first business day of the seventh month following your Separation from Service, or (ii) the date of your death (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, you will be paid a cash lump sum payment equal to any payments (including interest on any such payments, at an interest rate of not less than the prime interest rate, as published in the Wall Street Journal, over the period such payment is restricted from being paid to you) and benefits delayed because of the preceding sentence that the Company would otherwise have been required to provide under this Section but for the imposition of the 409A Suspension Period. Thereafter, you will receive any remaining payments and benefits due under this Section 5 in accordance with the terms of this Section (as if there had not been any 409A Suspension Period beforehand). For the purposes of this Plan, each payment that is part of a series of installment payments shall be treated as a separate payment for purposes of Code Section 409A.

6.	Relation to Other Plans and Benefits

By signing your Participation Agreement, you recognize and agree that any prior severance or similar plan of the Company that might apply to you is hereby revoked and ineffective as to you. Unless otherwise provided in a Participation Agreement, no Severance Benefits that would constitute “excess parachute payments” within the meaning of Internal Revenue Code Section 280G, or cause any other amounts to be excess parachute payments, will be payable under this Plan. Under all circumstances, your Severance Benefits will be considered “Paid Leave in Lieu of Notice”

in accordance with the requirements of the Federal Worker Adjustment and Retraining Notification Act (29 U.S.C. §§ 2101 et seq.), and any similar state worker protection law.

7.	Claims Procedures

(a)	Formal Claims Typically Not Required

Typically, you will not need to present a formal claim to receive the Severance Benefits payable under this Plan.

(b)	Disputes

If you or any other person (claimant) believes that Severance Benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the claimant’s legal rights are being violated with respect to the Plan, the claimant must file a formal claim with the Administrator within the time period set forth in Section 7(c). The Administrator will handle all such claims in accordance with the procedures set forth in Section 7(d). This requirement applies to all claims that any claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the claimant. See Section 15(f) for information about your rights in the event the Administrator denies your claim.

(c)	Time for Filing Claims

A formal claim must be filed within ninety (90) days after the date the claimant first knew or should have known of the facts on which the claim is based (or, if earlier, the date that is 120 days after your employment terminates for any reason), unless the Sponsor in writing consents otherwise. The Administrator will provide a claimant, on request, with a copy of the claims procedures established under subsection 7(d). If a claimant files an untimely claim, no Severance Benefits of any kind shall be payable under the Plan.

(d)	Procedures

If the Administrator does not offer a Participant the payment of Severance Benefits under this Plan within 10 days after the Participant terminates employment, the Participant must file a claim for benefits on a form prescribed by the Administrator and within the time frame set forth in subsection (c) above. If the claimant’s claim for a benefit is wholly or partially denied, the Administrator will furnish the claimant with a written notice of the denial. This written notice must be provided to the claimant within a reasonable period of time after the receipt of the claimant’s claim by the Administrator (generally within ninety (90) days after employment terminates for any reason, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed one hundred and eighty (180) days) after receipt by the Administrator of the claimant’s claim for review. If such an extension of time is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial 90-day period, and will indicate the special circumstances requiring the extension. Written notice of denial of the claimant’s claim must contain the following information:

(i)	the specific reason or reasons for the denial;

(ii)	a specific reference to those provisions of the Plan on which such denial is based;

(iii)	a description of any additional information or material necessary to perfect the claimant’s claim, and an explanation of why such material or information is necessary; and

(iv)	a copy of the appeals procedures under the Plan and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse determination of the claimant’s claim.

If the claimant’s claim has been denied, and the claimant wishes to submit his or her request for a review of his or her claim, the claimant must follow the following Claims Review Procedure:

1.	Upon the denial of his or her claim for benefits, the claimant may file his or her request for review of his or her claim, in writing, with the Administrator or claims processor;

2.	The claimant must file the claim for review not later than sixty (60) days after he or she has received written notification of the denial of his or her claim for benefits;

3.	The claimant has the right to review and obtain copies of all relevant documents relating to the denial of his or her claim and to submit any issues and comments, in writing, to the Administrator;

4.	If the claimant’s claim is denied, the Administrator must provide the claimant with written notice of this denial within sixty (60) days after the Administrator’s receipt of the claimant’s written claim for review. There may be times when this 60-day period may be extended. This extension may only be made, however, where there are special circumstances which are communicated to the claimant in writing within the 60-day period. If there is an extension, a decision will be made as soon as possible, but not later than one hundred and twenty (120) days after receipt by the Administrator of the claimant’s claim for review; and

5.	The Administrator’s decision regarding the claimant’s claim for review will be communicated to the claimant in writing, and if the claimant’s claim for review is denied in whole or part, the decision will include:

(A)	the specific reason or reasons for the denial;

(B)	specific references to the pertinent provisions of the Plan on which the decision was based;

(C)	a statement that the claimant may receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and

(D)	a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

8.	Plan Administration

(a)	Discretion

The Company’s Compensation Committee (or such other committee or persons as the Company’s Board of Directors may appoint in writing) is the Plan’s Administrator, and thereby is responsible for the general administration and management of the Plan, shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the provisions of the Plan and to determine all questions relating to eligibility for Plan benefits. The Administrator shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole and absolute discretion, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

(b)	Finality of Determinations

Unless arbitrary and capricious, all actions taken and all determinations by the Administrator will be final and binding on all persons claiming any interest in or under the Plan. To the extent the Administrator has been granted discretionary authority under the Plan, the Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

(c)	Drafting Errors

If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent (by the Sponsor or the Administrator, as the case may be), or as determined by the Administrator in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole and absolute discretion of the Administrator (but with regard to the intent of the Sponsor as settlor).

(d)	Scope

This Section may not be invoked by any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Administrator or other Plan fiduciaries.

(e)	Special Rule after Change in Control

The foregoing provisions shall be inapplicable on and after a Change in Control, and all determinations and interpretations under the Plan shall be subject to de novo review whether in arbitration or in litigation.

9.	Arbitration of Disputes; Allocation of Costs

Any controversy or claim arising out of or relating to this Plan shall be resolved by final and binding arbitration in accordance with the employment dispute rules of the American Arbitration Association then in effect, and judgment upon any award rendered by the arbitrators may be entered and a confirmation order sought in any court having jurisdiction. Before a Change in Control, the losing party shall pay the expenses of the arbitrators and the American Arbitration Association. After a Change in Control, both parties shall share equally, the expenses of the arbitrators and the American Arbitration Association. This paragraph shall not apply to any injunctive or other equitable remedies that the Company may have under any general release agreement executed by you to receive a Change in Control Severance Benefit.

10.	Reimbursement for Litigation Expenses

Before a Change in Control, in the event that during or after arbitration you commence a legal challenge against the Company or any of its successors in interests with respect to any Plan provisions, the losing party shall reimburse the other party for all of its costs and expenses, including attorney fees. However, each party will bear their own legal fees if you commence such action after a Change in Control.

11.	Severability

If any provision of the Plan, or of the Participation Agreement, is determined to be unlawful, invalid or unenforceable, such provision shall be deemed severed from the Plan or the Participation Agreement, respectively, but every other provision of the Plan or of the Participation Agreement shall remain in full force and effect. In substitution for any provision of the Plan or the Participation Agreement held unlawful, invalid or unenforceable, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the fullest extent permissible under law.

12.	Plan Amendment and Termination; Limitation on Employee Rights

(a)	The Company, acting through its Board of Directors or its delegate, has the right in its sole and absolute discretion to amend the Plan, to extend its term, or to terminate the Plan, prospectively.

(b)	Notwithstanding the foregoing, any amendment or termination of the Plan that occurs during the Protected Period shall only apply to those Participants:

(i)	who consent individually and in writing to the amendment or termination; or

(ii)	whose vested Severance Benefit, or rights under the Plan to become entitled to Change in Control Severance Benefits pursuant to his or her Participation Agreement are not adversely affected by such amendment or termination.

(c)	This Plan shall not give any employee the right to be retained in the service of the Company, and shall not interfere with or restrict the right of the Company to discharge or retire the employee for any lawful reason.

13.	Governing Law

This Plan is a welfare plan subject to ERISA, and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable, the statutes and common laws of the State of California (excluding its choice of laws principles) shall apply.

14.	Miscellaneous

Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

15.	Other Information

(a)	Type of Plan

This is a welfare plan.

(b)	Addresses, etc.

The Company’s address, telephone number, and employer identification number are as follows:

Masimo Corporation

40 Parker Street

Irvine, CA 92618

Attention: Chair, Compensation Committee of the Board of Directors

Telephone: 949-297-7000

EIN: 33-0368882

The Plan’s identification number and Plan Year are as follows:

Plan I.D. Number: 5             [Next 500 number in IRS series]

Plan Year:       Calendar

(c)	Agent for Service of Legal Process

The Administrator is the Plan’s agent for service of legal process.

(d)	Funding

The obligations of the Company under the Plan shall be unsecured and unfunded obligations, and any rights you have under the Plan shall be no greater than that of an unsecured creditor of the Company and you shall have no right, title, or interest in any of the assets of the Company. The benefits to which you become entitled under the Plan shall be paid when due from the general assets of the Company.

(e)	Plan Amendment or Termination

The Sponsor has reserved the right to amend and terminate the Plan as set forth in Section 12 herein.

(f)	Statement of ERISA Rights

As a participant in this Plan, you are entitled to certain rights and protections under a federal law called the Employee Retirement Income Security Act of 1974, as amended (as noted above, “ERISA”). ERISA provides that you are entitled to examine all Plan documents, including the official Plan document and the Plan’s annual report, at the Administrator’s office and other specified locations without charge. Copies of these documents and other Plan information also may be obtained on written request to the Administrator. A reasonable charge may be requested for copies.

In addition to creating rights for Plan participants, ERISA imposes duties on the people who are responsible for the operation of this Plan. The people who operate this Plan are called “fiduciaries.” Plan fiduciaries have a duty to operate this Plan prudently and in the interest of you and other Plan participants. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining benefits or exercising your rights under ERISA. If your claim for benefits is denied in whole or in part, you must receive a written explanation of the reason for this denial. You have the right to have the Administrator review and reconsider your claim, as described elsewhere in this Plan.

Under ERISA, there are steps you may be able to take to enforce your rights. For instance, if you request certain materials required to be furnished by the Plan and do not receive them within 30 days, or if you have any other claim with respect to the Plan, you must utilize the Plan’s claims procedure. You also may file suit in federal court. In such a case, the court may require you to pursue your claim through the Plan’s claims procedure or it may grant you the relief you are seeking, for example, by ordering that you be provided with materials you have requested and that you be paid up to $110 a day until you receive them, unless the materials were not sent because of reasons beyond the Administrator’s control.

If you are discriminated against for asserting your rights, you should file a claim under the Plan’s claims procedure, or you may seek assistance from the U.S. Department of Labor or file suit in a federal court. The court will decide whether you should have pursued your claim through the Plan’s claims procedure and who should pay the court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose any court case involving the Plan, the court may order you to pay these costs and fees. It may do so, for example, if it finds that you should have used the Plan’s claims procedure or that your claim is frivolous. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquires, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration or by visiting its website (http://www.dol.gov/ebsa/).

(g)	Whom to Call for Additional Information

If you have any questions, please contact the Administrator.

MASIMO CORPORATION

AMENDED AND RESTATED 2007 SEVERANCE PROTECTION PLAN

Participation Agreement

Masimo Corporation

Letterhead

Personal & Confidential

[Selected Employee’s Name]

[Selected Employee’s Address]

Re:	Masimo Corporation Amended and Restated 2007 Executive Severance Protection Plan
Participation Agreement

Dear [Employee Name]:

This letter relates to the Amended and Restated 2007 Executive Severance Protection Plan (the “Plan”) that we, Masimo Corporation have adopted.

Through this letter, you are being offered the opportunity to become a participant in the Plan, and thereby to be eligible to receive the basic, change in control, and voluntary severance benefits described below. A copy of the Plan is attached to this letter. You should read it carefully and become comfortable with its terms and conditions, and those set forth below.

If you choose to sign below, you will be establishing a Participation Agreement within the meaning of the Plan, and you will thereby be acknowledging and agreeing to the following provisions:

(a)	that you have received and reviewed a copy of the Plan;

(b)	that terms not defined in this letter but beginning with initial capital letters shall have the meaning assigned to them in the Plan;

(c)	that your participation in the Plan requires that you agree irrevocably and voluntarily to the terms of the Plan and the terms set forth below; and

(d)	that you have had the opportunity to carefully evaluate this opportunity, and desire to participate in the Plan according to the terms and conditions set forth herein.

Subject to the foregoing, we invite you to become a “Participant” in the Plan. Your participation in the Plan will be effective upon your signing and returning this letter agreement to the Company within thirty (30) days of your receipt of this letter agreement.

NOW, THEREFORE, you and the Company (hereinafter referred to as “the parties”) hereby AGREE as follows:

1. If while the Plan and this Participation Agreement are in effect, you become entitled to a Basic Severance Benefit in accordance with Sections 2 and 4 of the Plan, then –

a)	your Basic Severance Benefit shall equal your annual salary (“Base Salary”) determined at the highest rate in effect during the one-year period before the date of your Covered Termination.

b)	You and your COBRA qualifying beneficiaries will be entitled to COBRA continuation coverage at the Company’s expense for a period of twelve months (12) following your Covered Termination. Thereafter, you will be entitled to continuation coverage at your own expense and only to the extent it is legally required under applicable federal or state law, notably COBRA. In addition, the Company shall make life insurance coverage over the first twelve months following your covered termination available for purchase by you.

c)	Notwithstanding the foregoing, if you commence new employment during the time that you are receiving any Basic Severance Benefit, any income or benefits that you receive from such new subsequent employment will offset and reduce (on a dollar for dollar basis) your Basic Severance Benefits payable from the date such new employment commences.

2. If while the Plan and this Participation Agreement are in effect, you become entitled to a Change in Control Severance Benefit in accordance with Sections 3 and 4 of the Plan, then you will receive whichever of the following is applicable, but not both of them.

a)	If your employment terminates on the date of a Change in Control specifically because your current job (taking into account your division level) was not offered to you on the date of such Change in Control, your Change in Control Severance Benefit shall equal the sum of (i) your Base Salary, and (ii) one times the average annual bonus over the last three years (“Average Bonus”). In addition, you will receive the welfare benefits described under Section 1.b) above.

b)	If you experience a Covered Termination on or after a Change in Control for a reason other than as set forth in preceding paragraph 2.a), then your Change in Control Severance Benefit shall equal the sum of (i) two times your Base Salary, and (ii) one times your Average Bonus.

c)	You and your COBRA qualifying beneficiaries will be entitled to COBRA continuation coverage at the Company’s expense for a period of 12 months following the date of your Covered Termination. Thereafter, you will be entitled to continuation coverage at your own expense and only to the extent it is legally required under applicable federal or state law, notably COBRA. In addition, the Company shall provide you with Company paid life insurance for the first 12 months following your Covered Termination.

2

3. As a condition of receiving any Severance Benefits pursuant to the Plan and this letter agreement, you must sign all documents listed in Section 4 of the Plan.

4. In consideration of becoming eligible to receive the Severance Benefits provided under the terms and conditions of the Plan and this Participation Agreement, you agree to waive any and all rights, benefits, and privileges to severance benefits that you might otherwise be entitled to receive under any other oral or written plan, employment agreement or arrangement.

5. You understand that the waiver set forth in Section 4 above is irrevocable, and that this letter agreement and the Plan set forth the entire agreement between us with respect to any subject matter covered herein.

6. Subject to Section 12(b) of the Plan, this letter agreement shall terminate, and your status as a “Participant” in the Plan shall end, on the first to occur of –

a)	your termination of employment other than pursuant to a “Covered Termination” as defined in Section 2(d)(i) of the Plan; or

b)	the Sponsor’s termination of the Plan before you become entitled to Severance Benefits as the result of a termination of your employment, including a Covered Termination.

7. While the Plan and this Participation Agreement are in effect, you acknowledge that if you decide to voluntarily resign, you will give the Company six (6) months notice.

8. As a condition for receiving benefits under the Plan and this letter agreement, you agree that the Committee may reduce your Plan benefits to avoid triggering any “excess parachute payments” under Section 280G of the Code.

9. If any provision of the Plan, or of this Participation Agreement, is determined to be unlawful, invalid or unenforceable, such provision shall be deemed severed from the Plan or this Participation Agreement, respectively, but every other provision of the Plan or of this Participation Agreement shall remain in full force and effect. In substitution for any provision of the Plan or this Participation Agreement being held unlawful, invalid or unenforceable, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the fullest extent permissible under law.

10. You recognize and agree that your execution of this letter agreement results in your enrollment and participation in the Plan, that you agree to be bound by the terms and conditions of the Plan and this letter agreement, and that you understand that this letter agreement may not be amended or modified except pursuant to Section 12 of the Plan.

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The “Company”:
Dated: _________ ___, 2008
MASIMO CORPORATION

By
Joe E. Kiani,
Chief Executive Officer and Chairman of the Board of Directors

ACCEPTED AND AGREED TO this ________ day of ______________, 20___.

Your Name (printed)

Your Signature

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